Exhibit 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment to the Agreement and Plan of Merger, dated as of April 1, 2016, as amended by the Amendment as of July 13, 2016 (as so amended, the “Merger Agreement”), by and among USI Senior Holdings, Inc., a Delaware corporation (the “Company”), Hennessy Capital Acquisition Corp. II, a Delaware corporation (“Parent”), HCAC II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), and North American Direct Investment Holdings, LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative, is made and entered into as of August 17, 2016 (this “Second Amendment”). Parent, the Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Stockholder Representative, will each be referenced to herein from time to time as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into the Merger Agreement, which provides for, among other things, the merger of the Merger Sub with and into the Company, with the Company continuing as the surviving entity; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Second Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Second Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Amendment. From and after the date hereof, the Merger Agreement shall be amended as follows:

1.1 From the date hereof until September 30, 2016, the Parties agree that the provisions of Section 5.04 shall not apply and neither the Company nor the Stockholder Representative shall have any exclusive dealing obligations during such period.

1.2 From the date hereof until September 30, 2016, the Parties agree that the provisions of Section 7.09 shall not apply and Parent shall not have any exclusive dealing obligations during such period.

1.3 Section 10.01(e) is hereby amended and restated in its entirety to read as follows:

“(e) by Parent or the Company by written notice to the Stockholder Representative or Parent, as applicable, if the Closing has not occurred on or prior to September 30, 2016 (such date, as the same may be extended pursuant to Section 13.22(c), the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 10.01(e) will not have (provided that if such Party is Parent, neither Parent nor the Merger Sub will have) breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date;”.

2. Counterparts. This Second Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Second Amendment (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Second Amendment.

3. Governing Law. This Second Amendment shall be governed by and subject to the laws of the State of Delaware (determined without reference to the choice of law provisions thereof).

4. Interpretation. All capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement except as otherwise provided herein or unless the context otherwise requires. For the avoidance of doubt, from and after the date of this Second Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires.

[Signature Page To Follow]

The Parties have caused this Second Amendment to be executed and delivered as of the date first written above.

USI SENIOR HOLDINGS, INC.

By:	/s/ Leo William Varner, Jr.
Name:	Leo William Varner, Jr.
Title:	Chief Executive Officer

HENNESSY CAPITAL ACQUISITION CORP. II

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman and Chief Executive Officer

HCAC II, INC.

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman and Chief Executive Officer

NORTH AMERICAN DIRECT INVESTMENT HOLDINGS, LLC,
solely in its capacity as the Stockholder Representative

By:	/s/ Vincent Fandozzi
Name:	Vincent Fandozzi
Title:	Partner

[Second Amendment to Agreement and Plan of Merger]